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                                                                    EXHIBIT 10.1



                        SEVERANCE COMPENSATION AGREEMENT
                       dated as of June 16, 1999, between
               Bell Industries, Inc. a California corporation (the
                "Company") and Russell A. Doll (the "Executive").


        The Company's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

        This Agreement sets forth the severance compensation, which the Company agrees it will pay to the Executive if the Executive's employment with the Company terminates under one of the circumstances described herein following a Change in Control of the Company (as defined herein).

        1. Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the termination of the Executive's employment with the Company based on death, Disability (as defined in Section 4(a)), Retirement (as defined in Section 4(b)) or Cause (as defined in Section 4(c)) or by the Executive other than for Good Reason (as defined in Section 4(d)).

        2. Change in Control. For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the Company's outstanding Common Stock, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. For purposes of this Section 2, the occurrence of two or more of the events constituting a Change in Control which are the result of the same of related transaction(s) shall be deemed a single Change in Control and its date shall be the date the first such event occurred. For example, a merger in which former shareholders of the Company received less than 75% of the voting capital stock of the surviving corporation followed by a change in the Company's Board of Directors falling within clause (iv) above and contemplated by said merger shall be deemed a single Change in Control.

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        3. Severance Compensation upon Termination of Employment. Following a
Change in Control, if (a) the Company shall terminate the Executive's employment other than by reason of death, Disability (as hereafter defined), Retirement (as hereafter defined), or Cause (as hereafter defined) or (b) the Executive shall terminate his employment for Good Reason (as hereafter defined), then the Company shall pay to the Executive as severance pay in a lump sum, in cash, on the fifth business day following the Date of Termination, an amount equal to 145% of the highest compensation paid to the Executive by the Company and any of its subsidiaries during any 12 consecutive calendar months in the 36 calendar months immediately preceding the latest Change in Control of the Company. Notwithstanding the foregoing but subject to the last paragraph of Section 4(d) and Section 4(f), no severance payment shall be made to the Executive unless his termination of employment occurs within eighteen months of the occurrence of a Change in Control. For purposes of this Section 3, "compensation paid" shall include base salary, bonuses and the value of the "spread" between the exercise price (purchase price, if restricted stock) and closing price on NYSE of the Company's common stock on the date that, under the Company's employee stock option plans, any option was granted to Executive times (i) the number of shares subject to such option which became vested during any such 12 month period.

        Notwithstanding anything in this Section 3 to the contrary, Executive shall not be entitled to any payment pursuant to this Agreement in the event Executive should terminate his employment within 90 days of the occurrence of a "Change in Control" for "Good Reason" even if "Good Reason" exists; provided that, during said 90 day period, Executive continues to receive the same rate of compensation that he was receiving immediately prior to any such "Change in Control" and his employment location remains the same. Nothing in the foregoing sentence shall prevent Executive from terminating his employment for "Good Reason" following a "Change in Control" after said 90 day period, and, receiving full payments pursuant to this Agreement.

        3a. Limitation on Payments under Certain Circumstances. Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment or benefit (within the meaning of Section 280G (b) (2) of the Internal Revenue Code (the "Code") to Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive's employment with the Company or a Change of Control within the meaning of Section 280G of the Code (a "Payment" or "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any Payment due Executive under this Agreement may be reduced (but not below zero) but only to the extent necessary such that no portion thereof shall be subject to the Excise Tax (the "Section 4999 Limit"). All determinations required to be made under this Section 3a (each, a "Determination") shall be made, at the Company's expense, by a nationally recognized accounting firm designated by the Company, which may be the accounting firm then auditing the financial records of the Company (the "Accounting Firm"). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and Executive before payment of the severance payment under Section 3 or such other time as requested by the Company or Executive. Within ten (10) calendar days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination. The existence of any Dispute shall not in any way affect his right to receive payments in accordance with the



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Determination. If there is no dispute, the Determination shall be final subject to the following paragraph.

        As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Payments either will have been made or will not have been made by the Company in a manner inconsistent with the limitations provided by this Section 3a (an "Excess Payment" or "Underpayment"). If it is established pursuant to (a) a final determination of a court or (b) a proceeding before the Internal Revenue Service that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest thereon at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of his receipt of such Excess Payment until the date of repayment. If it is determined (a) by the Accounting Firm, the Company or the Internal Revenue Service, (b) a final determination by a court or (c) upon the resolution to Executive's satisfaction of the Dispute that an Underpayment has occurred, the Company shall pay to Executive the amount of such Underpayment together with interest on such amount at the applicable federal rate from the date such amount should have been paid to Executive.

        4.     Certain Definitions.

               a. Disability. The term "Disability" as used in this Agreement shall mean as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six months.

               b. Retirement. The term "Retirement" as used in this Agreement shall mean termination by the Company or the Executive of the Executive's employment based on the Executive's having reached age 70 or such other age as shall have been fixed in any arrangement established with the Executive's consent with respect to the Executive.

               c. Cause. For purposes of this Agreement, the term "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties as an employee (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of the foregoing sentence, no act, or failure to act, of the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act or omission was in the best interest of the Company. Notwithstanding the foregoing even if facts exist which constitute "Cause", the Executive may not be terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the second sentence of this Section 4(c) and specifying the particulars thereof in detail.



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               d. Good Reason. For purposes of this Agreement, "Good Reason"
shall mean any of the following (done without the Executive's express written consent):

                      (a) the assignment to the Executive by the Company of duties inconsistent with the Executive's position, duties, responsibilities and status with the Company immediately prior to the latest Change in Control of the Company, or a change in the Executive's titles or offices as in effect immediately prior to the latest Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions (duties performed, and titles at, a subsidiary corporation shall be deemed inconsistent) except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Executive's death or by the Executive other than for Good Reason;

                      (b) a reduction by the Company in the Executive's base salary as in effect on the date of the latest Change in Control or the Company's failure to increase (within 12 months of the Executive's last increase in base salary) the Executive's base salary after the latest Change in Control of the Company in an amount which at least equals, on a percentage basis, the average annual percentage increase in base salary for all officers of the Company effected in the preceding 48 months;

                      (c) any failure by the Company to provide to Executive compensation and benefit plans, arrangements, policies and procedures which, taken as a whole, are no less favorable (including on an after-tax basis) than those, taken as a whole, provided by the Company immediately prior to the latest Change in Control;

                      (d) the Executive's relocation to any place other than the location at which the Executive performed the Executive's duties prior to the latest Change in Control of the Company, except (a) for a relocation of no more than twenty (20) miles and (b) for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the time of the latest Change in Control of the Company;

                      (e) any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of the latest Change in Control of the Company;

                      (f) any material breach by the Company of any provision of this agreement;

                      (g) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company (as defined in Section 6(a)); and

                      (h) any purported termination of the Executive's employment, which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(e), and for purposes of this Agreement, no such purported termination shall be effective.



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        Following a Change in Control, at any time after the occurrence of an event(s) which Executive believes, in good faith, constitutes Good Reason, the Executive may (but is not obligated to) give written notice to the Company setting forth in reasonable detail the facts and circumstances claimed to be a basis for termination for Good Reason pursuant to Section 3. If the Company disagrees that such facts and circumstances exist and/or do not constitute Good Reason, the Company shall so notify Executive within thirty (30) days of the giving of such notice of Good Reason. The Company's responsive notice shall be in writing and shall also set forth in reasonable detail the reasons why it denies Executive's Good Reason claim. Failure by the Company to give Executive a responsive notice within such thirty (30) day period shall constitute an admission by the Company that Good Reason does exist. The giving of such notice of Good Reason by Executive tolls the eighteen month period referred to in the penultimate sentence of the first paragraph of Section 3 until the earlier of
(i) the date that Executive's employment is terminated or (ii) the date that it is determined that Good Reason does not exist by mutual agreement of the parties, award of the arbitration or a final judgment of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

               e. Notice of Termination. Any termination by the Company pursuant to Section 4(a), 4(b) or 4(c) shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

               f. Date of Termination. "Date of Termination" shall mean (i) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period) or (ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given, provided that if within 30 days after any Notice of Termination is given to the Executive by the Company, or to the Company by the Executive, the Executive or the Company (as the case may be) notifies the other that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties, award of the arbitrator, or upon final judgment of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). During the existence of any dispute, the eighteen month period referred to in the penultimate sentence of the first paragraph of Section 3 shall be tolled.

        5. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

               a. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.



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               b. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts, otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any employment agreement or other contract, plan or arrangement, including but not limited to rights under that certain Severance Compensation Agreement dated as of April 20, 1998, as amended, between the Company and Executive, which Agreement shall remain in full force or effect.

        6. Successor to the Company.

               a. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, the term "Company" shall in addition include such employer unless the context otherwise requires. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 3 hereof.

               b. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

        7. Other Severance Provisions. In addition to severance payments under
Section 3 above, Executive also will receive health and life insurance following termination of his employment in the same plan as provided to such Executive immediately prior to such Executive's termination or a substantially similar plan initiated by the Company thereafter. The Company shall pay for such health and life insurance, provided that the Executive shall pay for any portion at the same rates as would have been paid as if he were still employed by the Company. Continuation coverage under this Section 7 shall continue for a period of three years; provided, however, that such continuation coverage shall end as of the date the Executive becomes covered under any other group health and or life plan that is not maintained by the Company and which provides substantially similar benefits to the Company's plan.



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        8. Legal Fees. The Company shall pay all legal fees, costs of litigation and other expenses incurred in good faith by the Executive as a result of the Company's refusal to make the severance payment to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability or interpretation of this Agreement or of the Executive's right to benefits hereunder; provided, however, that if the Company is the prevailing party, it shall be obligated to pay only its own attorneys' fees and costs, witness expenses and court costs.

        9. Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in Los Angeles, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company; provided, however, that if the Company is the prevailing party, it shall be entitled to recover from the Executive one-half (?) of the arbitrators' and transcript expenses and shall be obligated to pay only its own attorneys' fees and costs, witness expenses and other costs.

        10. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

               If to the Company:

               Bell Industries, Inc.
               1960 E.Grand Ave., Suite 560
               El Segundo, California 90245
               Attention:  President

               If to the Executive:

               Russell A. Doll
               9542 James Circle
               Villa Park, CA  92861


or such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or



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dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        12. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        14. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        Bell Industries, Inc.


                                        By:_____________________________________
                                               Tracy A. Edwards, President


                                        Executive:


                                        By:_____________________________________
                                               Russell A. Doll, Executive



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